Exhibit 99.1

BJ’s Wholesale Club News.

BJ’s Wholesale Club, Inc	One Mercer Road	P.O. Box 9601	Natick, MA 01760

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney
VP, Manager of Investor Relations
508.651.6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS JANUARY SALES:

CONFIRMS FOURTH QUARTER EARNINGS GUIDANCE

February 3, 2005, Natick, MA — BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for January 2005 increased by 4.9% to $495.9 million from $472.6 million in January 2004. Comparable club sales increased by 1.9% for the month of January, including a contribution from sales of gasoline of approximately 0.3%. In January 2004, the Company reported comparable club sales of 8.8% including a contribution from sales of gasoline of 1%.

Commenting on sales results for the month of January, BJ’s president and chief executive officer, Mike Wedge said, “Comparable club sales increased by approximately 6% for the first three weeks and decreased by approximately 9% in week four. Sales for week four were negatively impacted by severe snow storms affecting more than half of the chain and, to a much lesser degree, by the Super Bowl shift into February. Comparable club sales of food increased by approximately 10% for the first three weeks of January and approximately 5% for the full month. On the same basis, sales of general merchandise decreased by approximately 1% for the first three weeks and approximately 3% for the month. Despite the sales shortfall in January, we are confirming our previously announced fourth quarter earnings guidance of $.69 to $.73 per diluted share based on favorable margins driven by a higher sales penetration of private brands as well as gasoline margins that were stronger than plan.”

For the fourth quarter of 2004, sales rose by 6.9% to $2.0 billion and comparable club sales increased by 3.4%, including a contribution from gasoline sales of 1.2%. Comparable club sales of food increased by approximately 7% and general merchandise sales decreased by approximately 3%.

For the full year ended January 29, 2005, sales increased by 10.2% to $7.2 billion and comparable club sales increased by 6.0%, including a contribution from sales of gasoline of 1.1%. Comparable club sales of food increased by approximately 9% and general merchandise sales were approximately flat year-over-year.

Sales Results for January

($ in thousands)

Four Weeks Ended		% Change
January 29, 2005	January 31, 2004	Net Sales	Comp. Sales
$495,853	$472,576	4.9%	1.9%

Fifty-two Weeks Ended		% Change
January 29, 2005	January 31, 2004	Net Sales	Comp. Sales
$7,220,156	$6,553,924	10.2%	6.0%

The Company provided the following additional information regarding January sales:

On a comparable club basis, sales were strongest during week two and softest in week four. By major region, comparable club sales were strongest in the Southeast and softest in New England.

-More-

BJ’s Wholesale Club, February 3, 2005

Excluding sales of gasoline, the average transaction amount for the month of January rose by approximately 3% and traffic decreased by approximately 1%.

For the month of January, categories with strong comparable club sales increases included DVD movies, health & beauty aids, juices, milk, paper products, prepared foods, produce, soda & water, televisions and toys. Weaker categories included best seller books, computer equipment, furniture, jewelry and small appliances. Sales also declined in categories that were contracted or eliminated during the first quarter of 2004, including automotive, major appliances, office supplies, sporting goods and storage.

For the month of February, the Company expects to report a comparable club sales increase in the range of 5% to 7%, which assumes a detriment of approximately 50 basis points from sales of gasoline.

Conference Call Information for Fourth Quarter and Year-End Financial Results

BJ’s plans to announce financial results for the fourth quarter and year ended January 29, 2005, as well as sales results for the month of February 2005, on Tuesday, March 1, 2005 at approximately 7 a.m. Eastern Time. At 8:30 a.m. Eastern Time, also on Tuesday, March 1, 2005, BJ’s management plans to hold a conference call to discuss the fourth quarter and fiscal year financial results and the outlook for the year ending January 2006. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately one quarter following the call.

Forward Looking Statements

Statements contained in this press release about expected earnings and all other statements that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, the factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 31, 2004 and subsequent quarterly reports on Form 10-Q. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 155 BJ’s clubs and 81 gas stations compared with 150 clubs and 78 gas stations one year ago. The Company also operates two ProFoods Restaurant Supply clubs in the Metro New York market. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

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